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                          INDEPENDENT AUDITORS' CONSENT



Board of Directors
FNB Financial Services Corporation

We consent to the incorporation by reference in the Form 10-K of FNB Financial Services Corporation and in the registration statements of FNB Financial Services Corporation on Form S-8, Commission File Nos. 333-24755, 333-29679 and 333-67365, and on Form S-3, Commission File No. 333-02437 of our report dated February 10, 1998, relating to the consolidated balance sheet of FNB Financial Services Corporation and Subsidiary as of December 31, 1997 and the related consolidated statements of income, changes in shareholders' equity, and cash flows for each of the years in the two year period ended December 31, 1997, which report appears in the December 31, 1998 annual report on form 10-K of FNB Financial Services Corporation.





                                /s/ CHERRY, BEKAERT & HOLLAND, L.L.P.




Greensboro, North Carolina
March 25, 1999